Exhibit 99

Contacts:	Perry Yeatman (Media)	Christopher M. Jakubik (Investors)
	847-646-1045	847-646-5494

Kraft Foods Inc. Reports Solid First Quarter 2006 Results

•           First quarter reported diluted EPS increased to $0.61; excluding asset impairment, exit, and implementation costs; and the favorable resolution of a tax audit, diluted EPS were $0.45.

•           First quarter reported net revenues grew 0.8% driven by organic net revenue(1) growth of 3.6%.

•          Full-year 2006 EPS guidance unchanged at $1.55 - $1.60.

NORTHFIELD, IL – April 19, 2006 – Kraft Foods Inc. (NYSE: KFT) today reported solid first quarter 2006 results reflecting gains in net revenues and progress on cost and business simplification initiatives.

“Our year is off to a good start,” said Roger K. Deromedi, Chief Executive Officer of Kraft Foods. “Our Brand Value propositions strengthened with successful new products, quality enhancements and marketing initiatives. We continued to drive out costs and simplify our business. While input costs and the EU remain challenging, I’m confident that our momentum will continue to build as 2006 progresses.”

Net revenues for the first quarter grew 0.8% to $8.1 billion, including a negative 1.6 percentage point impact from divestitures and an unfavorable foreign exchange impact of 1.2 percentage points. Organic net revenue growth, which excludes acquisitions; the impact of divestitures; currency impact; and asset impairment, exit, and implementation costs, was 3.6% led by growth in North America and double-digit gains in Russia, Ukraine, and the Middle East. Organic net revenue growth was driven by positive product mix of 3.0 percentage points and a 1.7 percentage point benefit from pricing, partially offset by a negative 1.1 percentage point impact from lower volume, particularly in ready-to-drink beverages and the EU. The volume decline includes the impact of product item pruning and discontinuation of select product lines that represented 2% of prior year volume. The shift in Kraft’s calendar, including the later timing of Easter, did not materially impact first quarter volume results in aggregate, although certain North American categories, such as Cheese and some Grocery items, were negatively impacted.

(1) The Company’s top-line guidance measure has been redefined to be organic net revenue, which excludes acquisitions; the impact of divestitures; currency impact; and asset impairment, exit, and implementation costs. This measure differs from the previous ongoing constant currency revenue measure by also excluding the impact of acquisitions. Management believes this measure reflects revenue on a go-forward basis and provides improved comparability of results.

First quarter 2006 reported net earnings were $1.0 billion, an increase of 41% versus last year, while reported diluted earnings per share were $0.61, up 45%. Excluding asset impairment, exit, and implementation costs; the gains/losses on the sales of businesses; the impacts of the favorable tax resolution; and earnings from discontinued operations, net earnings for the quarter grew 1.6% and diluted earnings per share increased 2.3% to $0.45.

Items Affecting Diluted EPS Comparability

	First Quarter
	2006		2005	Growth (%)
Reported Diluted EPS	$0.61		$0.42	45.2%

Asset Impairment, Exit, and Implementation Costs	0.09		0.07

(Gains)/Losses on Sales of Businesses			(0.04)

(Favorable) resolution of the Altria Group, Inc. 1996-1999 IRS Tax Audit	(0.24)

(Earnings) from Discontinued Operations			(0.01)

Diluted EPS excluding above items	$0.45	*	$0.44	2.3%

* Does not add due to rounding.

During the quarter, the Company incurred $215 million ($152 million after-tax or $0.09 per diluted share) in asset impairment, exit, and implementation costs and $3 million ($2 million after-tax) in losses on sales of businesses. Included in the asset impairment, exit, and implementation costs are $105 million of pre-tax charges for the Company’s restructuring program, $86 million related to announced divestitures, and a $24 million impairment charge for the Company’s assessment of long-lived assets. In the first quarter 2005, the Company incurred $169 million ($112 million after-tax or $0.07 per diluted share) in asset impairment, exit, and implementation costs and realized $116 million ($67 million after-tax or $0.04 per diluted share) in gains/losses on the sales of businesses.

Also during the quarter, the favorable resolution of the Altria Group, Inc. 1996-1999 IRS Tax Audit resulted in the reimbursement to Kraft of federal tax reserves in the amount of $337 million, net state tax reversals of $39 million, and pre-tax interest of $46 million ($29 million after tax). The total net earnings benefit of these items was $405 million or $0.24 per diluted share.

Operating income decreased 12.0% to $1.0 billion. Excluding the asset impairment, exit, and implementation costs, and gains/losses on sales of businesses, operating income increased 2.1%, and operating income margin was essentially flat at 15.2%, benefiting from favorable product mix, price increases, and overhead cost savings initiatives. These benefits were largely offset by higher commodity costs of approximately $100 million, primarily packaging, energy and coffee, as well as actions taken to address price gap issues in select categories.

The Company’s tax rate in first quarter 2006 was negative 9.2%. Excluding the tax effects of asset impairment, exit, and implementation costs; gains/losses on sales of businesses; and the favorable resolution of the IRS Tax Audit, the effective tax rate in the first quarter 2006 was 30.9%. This compares to an effective tax rate of 28.0% in the first quarter last year, which excludes the tax effects of asset impairment, exit, and implementation costs; and gains/losses on the sales of businesses.

The Company continues to make progress on its cost restructuring program. Year-to-date, six facility closures have been announced, including two during the month of April, as well as headquarters overhead reduction programs and various initiatives to simplify internal business practices. Savings in the first quarter totaled approximately $100 million for the Company’s restructuring program, an increase of approximately $50 million versus the first quarter last year.

During the quarter, the Company repurchased 10.5 million Class A shares at a total cost of $312 million. As of March 31, 2006, $1.9 billion remained under the Company’s new $2 billion share repurchase plan.

2006 Outlook

Guidance remains unchanged from March 16, 2006, when Kraft increased its EPS guidance for 2006 to $1.55 to $1.60, or by $0.17 per diluted share ($0.24 per diluted share for the IRS Tax Audit resolution and $(0.07) per diluted share for the pet snacks divestiture). Guidance includes $0.50 per diluted share of charges attributable to the Company’s restructuring program and other impairment charges. Also on March 16, 2006, discretionary cash flow(2) guidance plus divestiture proceeds was increased to $3.4 billion, up from a previous estimate of $2.7 billion, to reflect the cash reimbursement from the tax audit resolution and anticipated proceeds from the pet snacks divestiture.

(2) The Company defines discretionary cash flow as net cash provided by operating activities less capital expenditures, and utilizes this measure for its cash flow guidance because it believes it more fully reflects both ongoing cash generation and usage activities. Discretionary cash flow is available to finance acquisitions, repay maturing debt, and distribute to shareholders.

“In addition, the Company set its guidance for organic net revenue growth at 3% or greater in 2006 on a comparable
52-week basis (approximately 1% including the impact of one less week) and continues to expect its full year effective tax rate to average 33% excluding charges for asset impairment, exit, and implementation costs; and the impacts of the IRS tax audit resolution.”

Results by Segment

The following results by segment are presented reflecting changes to the Company’s business segment reporting structure as described in the Company’s Form 8-K filing dated March 27, 2006. Reported operating companies income (OCI) is defined as operating income before corporate expenses and amortization of intangibles. Management believes this measure helps investors analyze business segment performance and trends. For a reconciliation of OCI to operating income, see Schedule 1 of the attached financial schedules.

Summary of Reported Results By Segment

(percent change from prior year)

	First Quarter
	Volume	Net Revenue	OCI

Beverages	(5.6)%	3.0%	(9.3)%
Cheese & Foodservice	(5.5)	(1.4)	(7.3)
Convenient Meals	3.1	6.5	1.0
Grocery	(21.5)	(12.1)	54.5
Snacks & Cereals	2.2	7.1	(28.6)
North America	(5.3)	1.6	(1.5)

European Union	(4.7)	(9.1)	(47.3)
Developing Markets, Oceania & North Asia	0.2	13.6	(27.1)
Total Kraft	(4.5)%	0.8%	(11.9)%

The following table presents the 2006 segment growth rates on an ongoing basis, which excludes the impact of divestitures; asset impairment, exit, and implementation costs and gains/losses on the sales of businesses. Also presented is organic net revenue growth, which excludes acquisitions; the impact of divestitures; currency impact; and asset impairment, exit, and implementation costs. Further information on the impact of these items, including relevence to comparable GAAP measures, is included in the attached financial schedules. “A quantitative reconciliation of all non-GAAP measures for the Q1 2006 earnings release can be found in the Investors section of www.kraft.com by clicking “Financial News and Events,” then “Financial News Releases.”

Summary of Ongoing Results and Organic Net Revenue Growth By Segment

(percent change from prior year)

	First Quarter
	Ongoing Volume	Ongoing Net Revenue	Ongoing OCI	Organic Net Revenue Growth

Beverages	(5.6)%	3.0%	(9.6)%	2.7%
Cheese & Foodservice	(0.7)	0.4	(6.6)	(0.2)
Convenient Meals	3.1	6.5	8.0	6.3
Grocery	(2.9)	(1.9)	(7.8)	(2.5)
Snacks & Cereals	2.5	7.5	17.5	7.0
North America	(0.9)	3.6	0.4	3.2

European Union	(3.4)	(8.4)	(6.8)	0.4
Developing Markets, Oceania & North Asia	0.2	14.2	72.5	11.6
Total Kraft	(1.1)%	2.4%	2.4%	3.6%

North America Beverages reported net revenues for the first quarter increased 3.0% to $795 million. Organic net revenue growth of 2.7% reflected positive pricing and favorable product mix that were partially offset by lower volume. In Coffee, revenues grew driven by higher commodity-driven prices and strength in Gevalia and Starbucks super premium coffees. Coffee gains were partially offset by volume losses due to higher promotional frequency by a competitor seeking to recover recent share losses. Powdered beverage revenues also grew, benefiting from new products, including Kool-Aid Singles and new flavors of Crystal Light On-The-Go. Ready-to-drink beverage revenues were down due primarily to the discontinuation of certain product lines, including the one-liter package size of Del Monte beverages in Canada. These discontinuations were also the primary driver of the 5.6% volume decline for the overall Beverage segment. Reported OCI of $147 million was down 9.3% due to higher packaging, energy, and green coffee costs; investment in the Tassimo hot beverage system; and lower volumes that were partially offset by price increases and favorable business mix.

North America Cheese & Foodservice reported net revenues were down 1.4% to $1.47 billion. Organic net revenue growth was down slightly, reflecting the shift in timing of Easter shipments to the second quarter. Revenues benefited from new products, including Kraft Crumbles and “To Go” natural cheese introductions, as well as the ongoing strength of Kraft 2% Milk cheese. Reported OCI was down

7.3% to $203 million due to higher packaging and energy costs and lower net pricing, partially offset by positive product mix.

North America Convenient Meals reported net revenues grew 6.5% to $1.21 billion driven by continued new product growth, price increases and favorable product mix. Double-digit revenue growth in Oscar Mayer meats was driven by positive mix and increased volume in cold cuts due to continued strong results for Oscar Mayer Deli Shaved meats and Lunchables lunch combinations. Pizza revenue growth was primarily due to positive mix from new products, including new varieties of California Pizza Kitchen crispy thin crust pizza and DiGiorno Harvest Wheat pizza. Revenue growth in the quarter was partly offset by a decline in macaroni and cheese dinners reflecting increased competitive promotional activity. To rejuvenate growth, the Company launched Kraft Easy Mac macaroni and cheese in a microwaveable cup, which has been well received by retailers. Reported OCI grew 1.0% to $200 million driven by volume growth and higher pricing that was largely offset by a $14 million increase in asset impairment and exit costs versus last year.

North America Grocery reported net revenues were down 12.1% to $632 million including a 9.6 percentage point impact from divestitures and currency. Organic net revenues were down 2.5% driven by the shift in Easter-related shipments of Miracle Whip dressings, Kraft mayonnaise and Jell-O desserts. Reported OCI was up 54.5% to $204 million driven by $95 million in lower asset impairment, exit and implementation charges versus last year. Ongoing OCI was down 7.8% due to higher packaging and energy costs, actions to address price gap issues versus competition in certain categories, as well as the volume shift in Easter-related shipments.

North America Snacks & Cereals reported net revenues grew 7.1% to $1.53 billion due to a combination of volume growth, positive mix and pricing. Double-digit gains in cookies were driven by ongoing momentum behind the Oreo and Chips Ahoy! lines, as well as the continued success of Nabisco 100 Calorie Packs snacks. Cracker revenues were down due primarily to weakness in Ritz and Kraft Cheese Nips. Cereal net revenues were flat with the launch of new Grape Nuts Trail Mix cereal and the ongoing success of the Post Honey Bunches of Oats cereal line, offset by weakness in kids’ cereals. Snack and cereal bars contributed strong double-digit growth driven by the continued success of South Beach Diet cereal bars. Snack Nuts delivered solid revenue growth, reflecting positive mix and incremental volume from the launch of Planter’s Nut Lovers line. Reported OCI was down 28.6% to $142 million due to higher asset impairment and exit costs. Ongoing OCI increased 17.5% as price increases, volume growth, and overhead cost savings more than offset higher packaging and energy costs.

European Union reported net revenues fell 9.1% to $1.47 billion, but increased 0.4% excluding the impacts of unfavorable currency and divested businesses. The organic net revenue growth reflects price increases and favorable product mix, offset by lower shipments of coffee. In Coffee, revenues were up due to the benefits of price increases and positive mix tempered by competition from retailer brands. In Chocolate, revenue growth was driven by price increases and new product launches, including the expansion of premium Cote d’Or chocolate into the United Kingdom and Germany and the launch of belVita bars and Milka chocolate line extensions in selected European markets. These gains were partially offset by lower volumes related to price competition by private label offerings. In Cheese, essentially flat revenues were the result of favorable pricing and positive mix, driven by growth in Philadelphia cream cheese from new product launches, offset by the impact of promotional timing versus last year. Reported OCI decreased 47.3% to $129 million primarily due to a gain on the sale of a business in first quarter 2005. “Ongoing OCI fell 6.8% driven by a negative 9.3 percentage point impact from currency.  Other impacts include the benefit of price increases and lower overhead costs, partially offset by lower volume, higher commodity costs, and additional investments in the Tassimo hot beverage system.”

Developing Markets, Oceania & North Asia reported net revenues grew 13.6 percent to $1.01 billion, or 11.6% on an organic basis. Strong double-digit growth in Eastern Europe, Middle East & Africa was tempered by the discontinuation of select product lines, particularly in Latin America. Revenues rose significantly in Russia and Ukraine due to strong volume gains across the portfolio, including Jacobs and Carte Noire coffee and Milka chocolate. Double-digit gains in the Middle East were driven by strength in Tang beverages and Kraft cheese. Revenue also grew in both Latin America and Asia Pacific. In Latin America, strong growth in Tang beverages and Oreo and Trakinas cookies, as well as the benefits of pricing actions were partially offset by product discontinuations. Reported OCI was down 27.1% to $35 million, due to higher asset impairment and implementation costs. Ongoing OCI was up 72.5% reflecting the benefits of price increases and improved product mix, net of increased investments in marketing and infrastructure.

*    *    *

The company will host a conference call for members of the investment community to review its results at 5:00 p.m. ET on April 19, 2006. Access to a live audio webcast and presentation slides is available at www.kraft.com and a replay of the conference call and webcast presentations will be available on the company’s web site.

Forward-Looking Statements

This press release contains projections of future results and other forward-looking statements. One can identify these forward-looking statements by use of words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “will,” “continues,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are based on the Company’s current assumptions and estimates and are subject to risks and uncertainties. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby identifying important factors that could cause actual results and outcomes to differ materially from those contained in any forward-looking statement made by or on behalf of the Company. These factors include: (a) the effect on the Company of competition in its markets, changes in consumer preferences and demand for its products, including diet trends, changing prices for its raw materials and local economic and market conditions; (b) the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios, to compete effectively with lower priced products in a consolidating environment at the retail and manufacturing levels and to improve productivity; (c) the Company’s ability to consummate and successfully integrate acquisitions and to realize the cost savings and improved asset utilization contemplated by its restructuring program; (d) the impact of gains or losses, or lost operating income, from the sales businesses that are less of a strategic fit within the Company’s portfolio; (e) the effects of foreign economies, changes in tax requirements and currency movements; (f) fluctuations in levels of customer inventories and credit and other business risks related to the operations of the Company’s customers; (g) the Company’s access to credit markets, borrowing costs and credit ratings, which may in turn be influenced by the credit ratings of Altria Group, Inc.; (h) the Company’s benefit expense, which is subject to the investment performance of pension plan assets, interest rates and cost increases for medical benefits offered to employees and retirees; (i) the impact of recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations, potential claims relating to false or deceptive advertising under consumer protection or other laws and the possibility that consumers could lose confidence in the safety and quality of certain food products; (j) consumer concerns regarding genetically modified organisms and the health implications of obesity and trans-fatty acids; and (k) potential short-term volatility in the trading volume and market price of the Company’s stock as a result of a spin-off of the Company from Altria Group, Inc. Developments in any of these areas could cause the Company’s results to differ materially from results that have been or may be projected by or on behalf of the Company. The Company cautions that the foregoing list of important factors is not exclusive. For additional information on these and other factors that could affect the Company’s forward-looking statements, see the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and subsequent reports on Form 10-Q and 8-K. Any forward-looking statements in this press release are made as of the date hereof. The Company does not undertake to update any forward-looking statement.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP).  Management believes that certain non-GAAP measures and corresponding ratios that it uses to manage the business provide additional meaningful comparisons between current results and results in prior operating periods.  More specifically, management believes these non-GAAP measures reflect fundamental business performance because they exclude certain items that are non-recurring or unusual in nature and therefore otherwise affect comparability of results.

The non-GAAP measures that the Company is using to present operating results exclude certain items, such as asset impairment, exit, and implementation costs primarily related to a restructuring program that began in the first quarter of 2004 (the “Restructuring Program”).  These restructuring charges include separation-related costs, asset write-downs, and other costs related to the implementation of the Restructuring Program.  Other excluded items pertain to the impact of divested businesses; asset impairment charges on certain long-lived assets; gains and losses on the sales of businesses; the favorable resolution of Altria Group, Inc.’s 1996-1999 IRS Tax Audit in 2006; and earnings from discontinued operations in 2005.

The Company also uses organic net revenue and operating companies income (OCI) and corresponding growth ratios as non-GAAP measures.  Organic net revenue is defined as net revenue excluding acquisitions; the impact of divestitures; currency impact; and asset impairment, exit, and implementation costs.  Management believes this measure reflects revenue on a go-forward basis and provides improved comparability of results.

Reported operating companies income (OCI) is defined as operating income before corporate expenses and amortization of intangibles.  Management uses ongoing OCI to evaluate segment performance and allocate resources.  Ongoing OCI at a segment level excludes the impact of divestitures; asset impairment, exit, and implementation costs; and gains/losses on the sales of businesses.  Management believes this measure helps investors analyze business segment performance and trends.  Ongoing OCI on a total-Company (consolidated) basis does not exclude the impact of divestitures.

See the Tables below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the quarter ended March 31, 2006, and March 31, 2005.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.  In addition, the non-GAAP measures the Company is using may differ from non-GAAP measures that other companies use.

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Schedule 1

KRAFT FOODS INC.

and Subsidiaries

Condensed Statements of Earnings

For the Quarters Ended March 31,

(in millions, except per share data)

(Unaudited)

		2006	2005	% Change

	Net revenues	$8,123	$8,059	0.8%
	Cost of sales (a)	5,191	5,104	1.7%
	Gross profit	2,932	2,955	(0.8)%
	Marketing, administration and research costs (b)	1,667	1,718
	Asset impairment and exit costs	202	150
	(Gains)/Losses on sales of businesses	3	(116)
	Operating companies income	1,060	1,203	(11.9)%
	Amortization of intangibles	2	3
	General corporate expenses	40	43
	Operating income	1,018	1,157	(12.0)%
	Interest and other debt expense, net	96	176
	Earnings from continuing operations before income taxes and minority interest	922	981	(6.0)%
	Provision for income taxes	(85)	282
	Earnings from continuing operations before minority interest	1,007	699	44.1%
	Minority interest in earnings from continuing operations, net	1	—
	Earnings from continuing operations	$1,006	$699	43.9%
	Earnings from discontinued operations, net of income tax	—	14
	Net earnings	$1,006	$713	41.1%

	Basic and diluted earnings per share:
	Continuing operations	$0.61	$0.41	48.8%
	Discontinued operations	—	0.01
	Net earnings	$0.61	$0.42	45.2%

Weighted average number of shares outstanding	- Basic	1,657	1,696	(2.3)%
	- Diluted	1,662	1,703	(2.4)%

(a) Includes implementation costs of $6 in 2006 and $15 in 2005

(b) Includes implementation costs of $7 in 2006 and $4 in 2005

Schedule 2

KRAFT FOODS INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share

For the Quarters Ended March 31,

($ in millions, except per share data)

(Unaudited)

	Net Earnings	Diluted EPS

2006 Earnings from continuing operations	$1,006	$0.61

2005 Earnings from continuing operations	699	0.41

% Change	43.9%	48.8%

Reconciliation:
2005 Earnings from continuing operations	$699	$0.41

- 2006 Asset impairment, exit & implementation costs - Restructuring	(74)	(0.04)

- 2005 Asset impairment, exit & implementation costs - Restructuring	52	0.03

- 2006 Asset impairments - Non-Restructuring	(78)	(0.05)

- 2005 Asset impairments - Non-Restructuring	60	0.04

- 2005 (Gains)/Losses on sales of businesses	(67)	(0.04)

- Change in tax rate	(28)	(0.02)

- Favorable resolution of the Altria Group, Inc. 1996-1999 IRS Tax Audit	405	0.24

- Shares outstanding		0.01

- Operations	37	0.03

2006 Earnings from continuing operations	$1,006	$0.61
2006 Earnings from discontinued operations	—	—
2006 Net earnings	$1,006	$0.61

Schedule 3

KRAFT FOODS INC.

and Subsidiaries

Volume by Business Segments

For the Quarters Ended March 31, (*)

(pounds in millions)

(Unaudited)

	Beverages	Cheese & Foodservice	Convenient Meals	Grocery	Snacks & Cereals	Kraft North America Commercial	European Union	Developing Markets, Oceania & North Asia	Kraft Int’l Commercial	Total Kraft
Volume
2006 Volume	752	745	603	454	654	3,208	505	629	1,134	4,342
2005 Volume	797	788	585	578	640	3,388	530	628	1,158	4,546
% Change	(5.6)%	(5.5)%	3.1%	(21.5)%	2.2%	(5.3)%	(4.7)%	0.2%	(2.1)%	(4.5)%

Impact of divestitures:
- Impact of divestitures - 2006	—	(1)	—	(14)	(1)	(16)	—	—	—	(16)
- Impact of divestitures - 2005	—	(39)	—	(125)	(3)	(167)	(7)	—	(7)	(174)

Ongoing Volume
2006 Volume	752	744	603	440	653	3,192	505	629	1,134	4,326
2005 Volume	797	749	585	453	637	3,221	523	628	1,151	4,372
% Change	(5.6)%	(0.7)%	3.1%	(2.9)%	2.5%	(0.9)%	(3.4)%	0.2%	(1.5)%	(1.1)%

(*) Prior period results have been restated for the new segment structure.

Schedule 4

KRAFT FOODS INC.

and Subsidiaries

Net Revenues by Business Segments

For the Quarters Ended March 31, (*)

($ in millions)

(Unaudited)

	Beverages	Cheese & Foodservice	Convenient Meals	Grocery	Snacks & Cereals	Kraft North America Commercial	European Union	Developing Markets, Oceania & North Asia	Kraft Int’l Commercial	Total Kraft

2006 Net Revenues	$795	$1,469	$1,214	$632	$1,533	$5,643	$1,467	$1,013	$2,480	$8,123
2005 Net Revenues	772	1,490	1,140	719	1,432	5,553	1,614	892	2,506	8,059
% Change	3.0%	(1.4)%	6.5%	(12.1)%	7.1%	1.6%	(9.1)%	13.6%	(1.0)%	0.8%

Reconciliation:
2005 Net Revenues	$772	$1,490	$1,140	$719	$1,432	$5,553	$1,614	$892	$2,506	$8,059

- Impact of divestitures - 2006	—	—	—	8	2	10	—	—	—	10
- Impact of divestitures - 2005	—	(27)	—	(83)	(8)	(118)	(12)	(5)	(17)	(135)
- Currency impact	2	9	2	4	7	24	(142)	23	(119)	(95)
- Operations	21	(3)	72	(16)	100	174	7	103	110	284

2006 Net Revenues	$795	$1,469	$1,214	$632	$1,533	$5,643	$1,467	$1,013	$2,480	$8,123

(*) Prior period results have been restated for the new segment structure.

Schedule 5

KRAFT FOODS INC.

and Subsidiaries

Operating Companies Income by Business Segments

For the Quarters Ended March 31, (*)

($ in millions)

(Unaudited)

	Beverages	Cheese & Foodservice	Convenient Meals	Grocery	Snacks & Cereals	Kraft North America Commercial	European Union	Developing Markets Oceania & North Asia	Kraft Int’l Commercial	Total Kraft

2006 Operating Companies Income	$147	$203	$200	$204	$142	$896	$129	$35	$164	$1,060
2005 Operating Companies Income	162	219	198	132	199	910	245	48	293	1,203
% Change	(9.3)%	(7.3)%	1.0%	54.5%	(28.6)%	(1.5)%	(47.3)%	(27.1)%	(44.0)%	(11.9)%

Reconciliation:
2005 Operating Companies Income	$162	$219	$198	$132	$199	$910	$245	$48	$293	$1,203

- Impact of divestitures - 2005	—	(1)	—	(3)	—	(4)	(3)	—	(3)	(7)
- Asset impairment and exit costs - 2005	3	7	2	101	4	117	30	3	33	150
- Implementation costs - 2005	1	3	1	—	9	14	4	1	5	19
- (Gains)/Losses on sales of businesses - 2005	—	—	—	—	—	—	(115)	(1)	(116)	(116)
	4	9	3	98	13	127	(84)	3	(81)	46

- Impact of divestitures - 2006	—	—	—	(1)	—	(1)	—	—	—	(1)
- Asset impairment and exit costs - 2006	(2)	(6)	(17)	(5)	(104)	(134)	(18)	(50)	(68)	(202)
- Implementation costs - 2006	(1)	(4)	—	(1)	(1)	(7)	(3)	(3)	(6)	(13)
- Gains/(Losses) on sales of businesses - 2006	—	—	—	(1)	(2)	(3)	—	—	—	(3)
	(3)	(10)	(17)	(8)	(107)	(145)	(21)	(53)	(74)	(219)

- Currency impact	—	1	1	2	1	5	(15)	3	(12)	(7)

- Operations	(16)	(16)	15	(20)	36	(1)	4	34	38	37

2006 Operating Companies Income	$147	$203	$200	$204	$142	$896	$129	$35	$164	$1,060

(*) Prior period results have been restated for the new segment structure.

Schedule 6

KRAFT FOODS INC.

and Subsidiaries

Condensed Balance Sheets

($ in millions, except ratios)

(Unaudited)

	March 31, 2006	December 31, 2005
Assets
Cash and cash equivalents	$267	$316
Receivables	3,431	3,385
Inventory	3,587	3,343
Other current assets	1,033	1,109
Property, plant and equipment, net	9,780	9,817
Goodwill	24,663	24,648
Other intangible assets, net	10,436	10,516
Other assets	4,617	4,494

Total assets	$57,814	$57,628

Liabilities and Shareholders’ Equity
Short-term borrowings	$1,102	$805
Current portion of long-term debt	1,269	1,268
Due to Altria Group, Inc. and affiliates	472	652
Accounts Payable	2,020	2,270
Other current liabilities	3,838	3,729
Long-term debt	8,476	8,475
Deferred income taxes	5,959	6,067
Other long-term liabilities	4,701	4,769

Total liabilities	27,837	28,035

Total shareholders’ equity	29,977	29,593

Total liabilities and shareholders’ equity	$57,814	$57,628

Total debt	$11,319	$11,200
Debt/equity ratio	0.38	0.38
Capitalization (debt and equity)	$41,296	$40,793
Debt/capitalization ratio	0.27	0.27